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Memory Pharmaceuticals Reports Second Quarter 2006 Financial Results
MONTVALE, N.J., August 9, 2006 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY), a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, today reported its financial results for the three and six months ended June 30, 2006.
“Since the beginning of the year, we have focused on advancing our clinical stage pipeline into important proof-of-concept studies. We are progressing our Phase 2a trial for MEM 1003 in Alzheimer’s disease, we expect to begin dosing in a Phase 2a trial for that same drug candidate in bipolar disorder shortly, and our goal is to initiate a Phase 2a trial for MEM 3454, our lead nicotinic alpha–7 partial agonist, by the end of the year,” said Jim Sulat, President and Chief Executive Officer. “In addition, we were excited to achieve a key preclinical milestone related to our MEM 63908 program, which will translate into additional funding from Roche for our nicotinic alpha-7 program in 2007.”
For the three months ended June 30, 2006, the Company reported net income of $1.6 million, or $0.04 per share, compared to a net loss of $8.4 million, or $0.40 per share, for the comparable period in 2005. Net income includes a non-cash gain of $7.8 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $0.7 million related to Statement of Financial Accounting Standards 123R, “Share-based Payments” (SFAS 123R). For the three months ended June 30, 2006, after removing the effects of the two non-cash items noted above, the Company’s non-GAAP net loss was $5.5 million, or $0.14 per share.
For the six months ended June 30, 2006, the Company reported a net loss of $6.6 million, or $0.17 per share, compared to a net loss of $16.9 million, or $0.81 per share, for the comparable period in 2005. The 2006 net loss includes a non-cash gain of $5.5 million related to the warrants issued in the Company’s September 2005 private placement and a non-cash charge of $1.4 million related to SFAS 123R. For the six months ended June 30, 2006, after removing the effects of the two non-cash items noted above, the Company’s non-GAAP net loss was $10.7 million, or $0.28 per share.
In connection with the Company’s September 2005 private placement, the Company agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock, and the shares of common stock issuable upon the exercise of the warrants, sold in the private placement. The Company is required to keep this registration statement effective for a maximum of two years and will be required to pay certain cash penalties if it does not meet its registration obligations. As a result of the potential for penalties if the Company fails to meet this obligation, GAAP requires that the fair value of the warrants issued in the private placement be classified as a liability on the Company’s Balance Sheet, with the change in fair value recognized in the Company’s Statement of Operations as unrealized gains or losses. In calculating non-GAAP earnings, management excludes any unrealized gains or losses on the warrants in addition to the expense associated with SFAS 123R. A reconciliation of GAAP to non-GAAP earnings is presented in the tables at the end of this press release.
The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. Non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
For the three months ended June 30, 2006, the Company reported revenue of $1.9 million, compared to revenue of $2.5 million for the same period in 2005. For the six months ended June 30, 2006, revenue was $4.7 million, compared to revenue of $4.9 million for the same period in 2005. Revenue relates to the Company’s two agreements with Hoffmann La-Roche, one of which is for the development of PDE4 inhibitors and the other for the development of nicotinic alpha-7 agonists, and the Company’s agreement with Amgen for the development of PDE10 inhibitors . This revenue includes the amortization of upfront non-refundable fees and milestone payments, in addition to payments received for research and development funding.
Research and development expenses for the second quarter of 2006 were $6.4 million compared to $8.8 million for the comparable period in 2005. Of the $2.4 million decrease, $1.5 million represented reduced personnel costs, including a $1.0 million reduction in non-cash compensation expense. This $1.0 million reduction consisted of a $1.3 million 2005 non-cash charge for modifications to vested stock options of our former president, offset by a $0.3 million compensation charge related to SFAS 123R. Also included in the $2.4 million decrease is $0.9 million in reduced clinical and outside research cost due to higher development costs for MEM 1003 and MEM 3454 in 2005. We anticipate research and developments costs to increase in the second half of 2006 as we move forward with the development of these and other compounds.
Research and development expense for the six months ended June 30, 2006 was $13.2 million compared to $17.7 million for the six months ended June 30, 2005. The $4.5 million decrease included $3.3 million in reduced costs associated with the clinical development of MEM 1003 and MEM 3454, $1.3 million related to a 2005 non-cash compensation charge for the modification of vested stock options held by our former president and $0.6 million in reduced personnel and personnel-related costs. The decrease was partially offset by a $0.7 million non-cash compensation charge related to SFAS 123R.

General and administrative expenses for the three months ended June 30, 2006 were $2.1 million, compared to $2.2 million for the comparable period in 2005. The current period includes a $0.2 million reduction in legal and patent fees offset by a $0.1 million increase in personnel and personnel-related costs. Included in the personnel related costs is a non-cash compensation charge of $0.3 million related to SFAS 123R.
General and administrative expenses for the six months ended June 30, 2006 were $4.3 million compared to $4.3 million for the six months ended June 30, 2005. The current period includes a non-cash compensation charge of $0.7 million related to SFAS 123R partially offset by decreased personnel costs of $0.3 million and decreased legal and patent fees of $0.3 million.
At June 30, 2006, the Company had cash, cash equivalents and marketable securities of approximately $32.1 million, compared to $44.1 million at December 31, 2005. The Company expects that its existing cash, cash equivalents, and marketable securities, together with payments required to be made under its collaboration agreements, will be sufficient to fund operating expenses, repayment of equipment notes, and capital equipment requirements through the first quarter of 2007.
Second Quarter Highlights and Recent Developments
Amended Protocol in Phase 2a Trial for MEM 1003 in Alzheimer’s Disease. Memory Pharmaceuticals reported that it is currently enrolling patients in its Phase 2a trial for Alzheimer’s disease under an amended protocol designed to accelerate patient enrollment and expand the patient profile. The amended protocol will allow for the enrollment of patients under treatment with stable doses of cholinesterase inhibitors. In addition, the Company has made changes to other inclusion criteria in order to broaden the range of patients eligible to participate in the trial and provide for an expanded safety database. The Company reiterated that it expects to complete the trial during the first half of 2007.
Achieved Milestone for Development of MEM 63908 under Nicotinic Alpha-7 Receptor Agonist Program with Roche. In July 2006, Memory Pharmaceuticals achieved a set of defined preclinical milestones in its collaboration with Roche for the discovery and development of nicotinic alpha-7 receptor agonists for the treatment of neurological and psychiatric disorders, triggering a commitment from Roche to provide approximately $2.3 million in research funding to Memory Pharmaceuticals during 2007. The milestone was related to progress in the preclinical development of MEM 63908, the second named development candidate in the Company’s nicotinic alpha-7 agonist program.
Preparing to Initiate Phase 2a Trial for MEM 3454 by Year End. In June 2006, Memory Pharmaceuticals announced that it now expects to initiate its Phase 2a clinical trial of MEM 3454, the Company’s lead nicotinic alpha-7 receptor partial agonist, later this year. The delay in the timing of the trial initiation was based on feedback from the U.S. Food and Drug Administration concerning the potential for impurities in the clinical material that the Company proposed for use in the Phase 2a trial. The Company is committed to resolving this issue as quickly as possible and is exploring the use of an existing batch of MEM 3454 that was produced using a different manufacturing process than was originally proposed for the trial.
Strengthened Management Team with Addition of Two Industry Leaders. In April 2006, Stephen Murray, M.D., Ph.D. joined Memory Pharmaceuticals as the Vice President Clinical Development, coming from several years at Pfizer as the senior medical director and worldwide medical team leader for schizophrenia. In July 2006, Mike Smith joined the Company as Vice President of Business Development. Prior to joining Memory Pharmaceuticals, Mike was the Vice President of Business Development for QLT, Inc., a global biopharmaceutical company, where he was responsible for all business development activities as well as corporate strategy. Prior to joining QLT, Mike worked at Chiron Corporation in various senior finance and business development positions.
Conference Call and Webcast Information
Memory Pharmaceuticals will hold a conference call on Wednesday, August 9, 2006, at 9:00 a.m. EDT to discuss the Company’s second quarter 2006 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Wednesday, August 9, 2006
Time:	9:00 a.m. EDT
Telephone (U.S.):	866-203-3436
Telephone (international):	617-213-8849
Participant Passcode:	59889999
Webcast:	http://www.memorypharma.com under the “Investors” section
An audio replay of the conference call will be available from 11:00 a.m. EDT on Wednesday, August 9, 2006, until Wednesday, August 16, 2006. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 12047110. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.
About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at http://www.memorypharma.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenue	$1,944	$2,491	$4,724	$4,921
Operating expenses:

Research and development	6,379	8,819	13,220	17,745

General and administrative	2,063	2,196	4,301	4,282

Total operating expenses	8,442	11,015	17,521	22,027

Loss from operations	(6,498)	(8,524)	(12,797)	(17,106)

Unrealized gain on warrants	7,753	—	5,493	—

Interest income, net	369	118	747	253

Net income/(loss) before income taxes	1,624	(8,406)	(6,557)	(16,853)
Income taxes	—	2	—	4

Net income/(loss) attributable to common stockholders	$1,624	$(8,408)	$(6,557)	$(16,857)

Net income/(loss) per common share:

Basic net income/(loss) per share of common stock	$0.04	$(0.40)	$(0.17)	$(0.81)

Diluted net income/(loss) per share of common stock	$0.04	$(0.40)	$(0.17)	$(0.81)

Shares used in the calculation of net income/(loss) per share attributable to common stockholders:

Basic weighted average number of shares of common stock outstanding	37,836,343	20,873,948	37,790,868	20,781,634

Diluted weighted average number of shares of common stock outstanding	38,415,846	20,873,948	37,790,868	20,781,634

Non-GAAP net loss attributable to common stockholders[1]	$(5,456)	$(8,408)	$(10,661)	$(16,857)

Non-GAAP basic and diluted net loss per share of common stock[1]	$(0.14)	$(0.40)	$(0.28)	$(0.81)

1 Non-GAAP net loss and per share amounts for the three and six months ended June 30, 2006, decreased by $7,753 and $5,493, respectively, representing the unrealized gain on warrants, and were increased by $673 and $1,389, respectively, representing the non-cash charge associated with SFAS 123R.

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Cash, cash equivalents and marketable securities	$32,135	$44,079
Other current assets	1,174	2,562
Restricted cash	505	505
Property and equipment, net	8,313	9,167

Total assets	$42,127	$56,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (excluding deferred revenue)	$3,987	$5,901
Warrant Liability	2,984	8,477

Equipment notes payable, less current portion	668	1,089

Deferred revenue	18,530	19,895

Total liabilities	26,169	35,362
Stockholders’ equity	15,958	20,951

Total liabilities and stockholders’ equity	$42,127	$56,313